UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2006

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 24, 2006, Trinity Rail Leasing V L.P., a Texas limited partnership ("TRL-V") and a limited purpose, indirect wholly-owned subsidiary of Trinity Industries, Inc. (the "Company"), owned by the Company through the Company’s wholly-owned subsidiary Trinity Industries Leasing Company ("TILC"), issued $355,000,000 in aggregate principal amount of Secured Railcar Equipment Notes, Series 2006-1A (the "Notes"). The Notes were issued pursuant to a Master Indenture, dated as of May 24, 2006 between TRL-V and Wilmington Trust Company, as indenture trustee (the "Indenture Trustee"), as supplemented by the Series 2006-1 Supplement thereto dated as of the same date and between those same parties. The Notes bear interest at a fixed rate of 5.90% per annum, payable monthly, and have a stated final maturity date of May 14, 2036.

The Notes are limited recourse obligations of TRL-V only, secured by a portfolio of railcars and operating leases thereon (the "Railcar Portfolio"), certain cash reserves, and other assets acquired and owned by TRL-V. The Notes are further secured by a financial guaranty insurance policy (the "Ambac Policy") that TRL-V has procured from Ambac Assurance Corporation ("Ambac"). The Ambac Policy guaranties the payment of monthly interest on the Notes and the repayment of their entire remaining outstanding principal balance at final maturity. The Notes were sold to initial purchasers in an offering made under Rule 144A of the Securities Act of 1933 and Regulation S thereunder, pursuant to a note purchase agreement as described in the Company’s filing under Form 8-K dated May 24, 2006 relating to the Entry into a Material Definitive Agreement.

While the stated final maturity of the Notes is May 14, 2036, cash flow from TRL-V’s assets will be applied, pursuant to the payment priorities of the Master Indenture, so as to amortize the Notes to achieve monthly targeted principal balances. If the cash flow assumptions used in determining the targeted balances are met, it is anticipated that the Notes will be repaid well in advance of their final stated maturity date. There can be no assurance, however, that such cash flow assumptions will be realized. In addition, the Notes may be subject to acceleration upon the occurrence of certain events of default under the Master Indenture, including a failure to pay interest on the Notes, and a failure of the Notes to amortize to the extent that, over time, the outstanding principal balance of the Notes were to eventually exceed the depreciated value of the Railcar Portfolio. The decision whether to accelerate or exercise other remedies against TRL-V and its assets will be under the control of Ambac, so long as it is not in default under the Ambac Policy.

TRL-V acquired the Railcar Portfolio by purchase from another indirect wholly-owned limited purpose finance subsidiary of TILC and the Company, Trinity Rail Leasing Trust II ("TRLT-II"). TRLT-II has used the sale proceeds to repay approximately $280 million of borrowings under TRLT-II’s secured warehouse credit facility.

As noted above, the Notes are solely the obligations of TRL-V (and any reimbursement obligation payable to Ambac for drawings on the Ambac Policy are also solely the obligation of TRL-V). TILC has, however, entered into certain agreements relating to TRLT-II’s transfer of the Railcar Portfolio to TRL-V, the management and servicing of TRL-V’s assets, and the procurement of the Ambac Policy. These agreements contain certain representations, undertakings and indemnities customary for asset sellers and service providers in transactions of this type. The Company has entered into a Parent Undertaking Agreement in favor of TRL-V, the Indenture Trustee and Ambac in support of the performance obligations of TILC under these agreements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

May 31, 2006	By:	William A. McWhirter, II

Name: William A. McWhirter, II
Title: Senior Vice President and Chief Financial Officer